Exhibit 10.12

August 18, 2011

Mr. V. Bruce Thompson

Dear Bruce:

We are pleased that you have accepted an employed position with New Source Energy Corporation (the “Company”). The purpose of this letter is to describe the general terms and conditions of your employment with the Company. We intend to enter into a formal Employment Agreement with you on terms similar to those found herein and other terms as soon as practicable after the date of this letter, and when that occurs such Employment Agreement will supersede this letter in its entirety. However, until that occurs this letter shall control the terms of your employment with the Company.

Job Responsibilities

You will be the Company’s Secretary and may also be appointed to other positions from time to time by the Company’s Board of Directors. Your responsibilities will include such duties and responsibilities as may be commensurate with such position(s) and assigned to you from time to time by the Company’s Board of Directors.

Compensation

The Company will pay you as base compensation for services rendered a salary of $192,000 per annum, less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. The determination of any increase to the compensation described herein shall be made by the Board of Directors of the Company (or the compensation committee thereof). You will also be eligible for cash bonuses, equity compensation and other compensation as determined by the Board of Directors of the Company (or the compensation committee thereof) from time to time.

Restricted Stock

In addition to the foregoing, in consideration of your acceptance of employment with the Company and the services to be rendered by you pursuant to such employment, the Company shall issue to you a total of 200,000 shares of the Company’s common stock, par value $0.001 per share (the “Restricted Shares”), subject to the following terms and conditions:

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The Restricted Shares will vest over time based on your continuous employment with the Company, as follows: (i) 100,000 of the Restricted Shares shall fully vest upon the first anniversary of your acceptance of this letter; and (ii) 100,000 of the Restricted Shares shall fully vest upon the completion of a firm commitment underwritten registered public offering of the Company’s common stock by the Company. Until vested, any certificate or book entry equivalent issued in your name representing the Restricted Shares shall be escrowed with the Secretary of the Company subject to the removal of the restrictions placed thereon or forfeiture pursuant to the terms of this letter.

Mr. V. Bruce Thompson

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The unvested Restricted Shares held by the Secretary of the Company pursuant to this letter shall constitute issued and outstanding shares of common stock of the Company for all corporate purposes, and you will have the right to receive all cash dividends payable on the Restricted Shares and to vote the Restricted Shares; provided, however, that such rights shall terminate with respect to any Restricted Shares forfeited pursuant to the terms of this letter.

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Upon the vesting of any of the Restricted Shares, all restrictions shall be removed, and the Secretary of the Company shall deliver such vested Restricted Shares to you either in certificate form or book entry equivalent, free and clear of all restrictions, except for any applicable securities laws restrictions or restrictions pursuant to the Company’s Insider Trading Policy, as the same shall be approved by the Company’s Board of Directors.

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Except as otherwise provided herein, Restricted Shares that do not vest pursuant to the terms of this letter shall be absolutely forfeited, and you will have no future interest therein of any kind whatsoever. If you voluntarily terminate your employment with the Company or if the Company terminates your employment for “cause” (meaning, for purposes of this letter, (i) any act or omission by you that constitutes gross negligence or willful misconduct; (ii) theft, dishonest acts or any breach of fiduciary duty that materially enriches you or materially damages the Company, or your conviction of a felony, (iii) the substantial and repeated material failure by you to observe Company work rules, policies or procedures; or (iv) any conduct by you that is materially detrimental to the operations, financial condition or reputation of the Company) prior to all Restricted Shares vesting, any unvested Restricted Shares shall be absolutely forfeited on the date of such termination. If your employment is terminated due to your death or disability, or if the Company terminates your employment without “cause” as defined above, any unvested Restricted Shares shall automatically vest on the date of such termination.

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You may elect to pay the amount of taxes required by law upon the vesting of Restricted Shares: (i) in cash, (ii) by delivering to the Company shares of common stock of the Company having a fair market value on the date of payment equal to the amount of such required withholding taxes, or (iii) by directing the Company to withhold from the vested shares to be delivered to you on the vesting date the number of shares having a fair market value on the date of vesting equal to the amount of such required withholding taxes. You must provide the Company with notice of the method by which you will satisfy the tax obligation on or before 10 days prior to the vesting date of the Restricted Shares.

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If you elect to make a Section 83(b) election with respect to the Restricted Shares, you agree to provide the Company with notice of such election at the same time the election is filed with the Internal Revenue Service. You must also tender to the Company payment of the required withholding taxes associated with such election. In the event you make a Section 83(b) election without consulting with the Company as to the payment of required withholding taxes, the Company may withhold from other payments to you the amounts necessary to effect the required withholding.

Mr. V. Bruce Thompson

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The Restricted Shares shall vest and be issued only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. The Company intends for the Restricted Shares granted hereunder to be exempt from registration under the Act pursuant to Rule 701 promulgated thereunder. In connection with such issuance, you acknowledge that you have received, a reasonable period of time before the date on which you accept the terms of this letter, information about the risks associated with investment in the Restricted Shares and financial statements of the Company as of August 1, 2011. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, at the time of vesting and as a condition imposed by the Company, you agree to execute an agreement providing customary representations and warranties to the effect that the Restricted Shares are being acquired for investment and not with any present intention to resell the same and without a view to distribution. Any stock certificate representing the Restricted Shares will be issued with a restricted securities legend.

Benefits

During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to its senior executives generally, subject to plan terms and generally applicable Company policies.

Employment At Will

Your employment with the Company shall be at will. As such, your employment is for no definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

No Conflicting Obligation/Conflicts of Interest

You hereby represent and warrant to the Company that you are not presently under and will not become subject to any obligation to any person or entity that is inconsistent or in conflict with your employment with the Company or that would prevent, limit or impair in any way your performance of your duties to the Company as described in this letter.

Contingencies

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required by Congress under the Immigration Reform and Control Act of 1986 within three business days of your date of hire.

Mr. V. Bruce Thompson

Governing Law

This letter shall be governed, construed and enforced in accordance with the laws of Oklahoma, without regard to principles of choice or conflicts of law.

Entire Understanding

This letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company.

Execution page follows this page.

Mr. V. Bruce Thompson

If the foregoing offer is acceptable to you, please acknowledge your acceptance by signing below and returning one copy of this letter to me no later than August 22, 2011. If we do not hear from you by then, this offer will become null and void.

Very truly yours,

NEW SOURCE ENERGY CORPORATION

By:	/s/ Kristian Kos
Kristian Kos, Chief Executive Officer and President

ACCEPTED:

/s/ V. Bruce Thompson
V. Bruce Thompson

Date:	August 18, 2011